Exhibit 99.1


      Revlon Reports Third Quarter and Nine-Month 2005 Results;
Company Provides Update on Major Brand Initiatives and Outlook for 2005

    NEW YORK--(BUSINESS WIRE)--Nov. 3, 2005--Revlon, Inc. (NYSE: REV) today announced results for the third quarter and nine months ended September 30, 2005. The Company also announced significant progress on its two recently announced major brand initiatives and provided its outlook for the balance of 2005.
    As previously announced, the first initiative involves a complete relaunch of the Almay brand and builds on Almay's healthy beauty heritage and the desire among consumers for simplicity and personalization. The second initiative, focused on women over 50 years of age, involves the launch of a complete line of cosmetics under a new brand name that is designed to serve this affluent and growing consumer demographic currently underserved in the marketplace. The Company indicated that it has secured significant retail customer acceptance of these major brand initiatives. As a result, the Company expects to gain an approximate 25% increase in color cosmetics retail merchandising space in 2006. Revlon indicated that it currently expects the initiatives to generate net sales of approximately $30 to $40 million for the full year of 2005, after the full-year impact of some $40 million of incremental provisions for returns and allowances associated with the launches. The Company also expects that the total upfront launch and related costs in 2005, including the aforementioned provisions for returns and allowances, as well as accelerated amortization and other launch costs, will be approximately $75 million. The Company expects the related 2005 shipments of the two launches to significantly, but not fully, offset these costs.
    For the quarter, the Company indicated that net sales of $275 million declined 6% versus net sales of $294 million in the third quarter of 2004. The net sales in 2005 included the impact of anticipated incremental returns and allowances totaling approximately $32 million associated with launching the brand initiatives. Adjusted EBITDA(1) for the quarter was a negative $6 million. Adjusted EBITDA was also affected by anticipated launch costs totaling approximately $36 million, including the aforementioned $32 million of provisions for incremental returns and allowances. This compares with Adjusted EBITDA of $26 million in the third quarter of 2004. Net loss per diluted share of $0.18 in the quarter compared with net loss per diluted share of $0.25 in the same period last year, which included an approximate $0.16 per diluted share charge for the early extinguishment of debt.
    In terms of U.S. marketplace performance for the quarter, according to ACNielsen(2), the color cosmetics category for the quarter grew 2.9% versus the same period last year. The Company's retail consumption growth of 4.5% for the quarter outpaced that of the category, resulting in a color cosmetics market share gain of 0.3 points to 21.6%. The Almay brand led the growth, with an 11% increase in retail consumption for the quarter, driving share growth of 0.5 points to 6.3%. The Revlon brand grew retail consumption 2.0% for the quarter, slightly below the growth of the category, resulting in a share decline of 0.1 points to 15.3%. In other key categories, the Company gained share during the quarter in hair color and beauty tools, and maintained share in anti-perspirants/deodorants.
    Commenting on the Company's performance, Revlon President and Chief Executive Officer Jack Stahl stated, "Our marketplace performance this year reflects a continued strengthening of our brands, which is beginning to drive growth and excitement in our categories and result in market share gains. At the same time, our financial performance does not yet reflect all the progress we are making in the marketplace, where our new and restaged products are performing very well. Certain of our base products continue to be soft, where they have yet to benefit from our planned actions to re-energize important franchises. As we move into 2006, we intend to continue to leverage our new product development capability to strengthen our important base franchises in order to drive their growth."
    Commenting on the Almay relaunch and the Company's new brand as well as the overall outlook for the business, Mr. Stahl continued, "We very much appreciate the support we have received from our retail customers and the enthusiasm with which we are partnering to create in-store excitement and drive category growth. Our two brand initiatives are intended to drive category growth, and we expect them to create sustainable value in the category and for our business. We intend to invest appropriately behind the business to ensure our marketplace success. In the near term, however, we believe retailers are approaching inventory and working capital management with caution due, in part, to the recent decline in consumer confidence, which we believe is currently slowing shipment trends in North America. Because of this, as well as our investment in the initiatives, we now expect Adjusted EBITDA for 2005 to be approximately $170 million. Notwithstanding our tempered outlook for 2005, as we look forward, we believe 2006 will prove to be a very good year for us. More specifically, we now expect strong growth in both sales and Adjusted EBITDA, supported by significant investment spending in 2006, as we expect to benefit from our continuing actions to strengthen our existing franchises, bring exciting new products to the marketplace and achieve success of our two new major brand initiatives."
    Revlon will host a conference call with members of the investment community on November 3, 2005 at 9:30 AM EST to discuss the results of the third quarter. Access to the call is available to the public at www.revloninc.com, in the Investor Relations section, under Events Calendar. A copy of the press release and related information will be available in the Investor Relations section of the Company's website, under Press Releases and Financial Reports, respectively.

    Third Quarter Results

    Net sales in the third quarter of 2005 declined approximately 6% to $275 million, compared with net sales of $294 million in the third quarter of 2004. The net sales performance primarily reflected the provisions for the anticipated incremental returns and allowances totaling $32 million associated with the brand initiatives, as well as lower shipments in North America(3). Partially offsetting these factors were lower returns and allowances on the base business and strength in International, including the benefit of favorable foreign currency translation. Excluding the favorable impact of foreign currency translation, net sales in the quarter declined approximately 8%.
    In North America, net sales for the quarter declined approximately 17% to $159 million, versus $192 million in the third quarter of 2004. This performance largely reflected the aforementioned $32 million of provisions for incremental returns and allowances and lower overall shipments, partially offset by lower returns and allowances on the base business. The lower shipments continued to reflect strength of new and restaged products, which was more than offset by softness of base products. These base products have not yet benefited from the focus and reinvestment in marketing and new product development that several of the Company's large franchises received earlier this year and are now benefiting from.
    In International, net sales advanced 14% to $117 million, versus $102 million in the third quarter of 2004. Driving this performance was shipment strength in Asia Pacific and Latin America, as well as the benefit of favorable foreign currency translation and lower provisions for sales incentives. Excluding the favorable impact of foreign currency translation, International net sales advanced 11% versus year-ago.
    Operating loss in the quarter was $32.3 million, versus an operating loss of $2.0 million in the third quarter of 2004. This performance primarily reflected approximately $40 million of costs associated with the brand initiatives, including the aforementioned $32 million of provisions for incremental returns and allowances. Also impacting the comparison were increased brand support, higher distribution expenses, and the decline in shipments. Partially offsetting these factors were lower returns and allowances on the base business, as the Company continues to fine-tune its promotional strategy and gain efficiencies in this area.
    Adjusted EBITDA in the current quarter was a negative $6.1 million, compared with Adjusted EBITDA of $25.7 million in the same period last year. This performance was driven by largely the same factors that impacted the operating income comparison. Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes of this release and which is reconciled to net income/(loss), the most directly comparable GAAP measure, in the accompanying financial tables.
    Net loss in the current quarter was $65.4 million, versus net loss of $91.6 million in the third quarter of 2004. Net loss in the year-ago quarter included approximately $59 million of expenses for the early extinguishment of debt associated with the Company's refinancing activities completed during the third quarter last year. On a diluted per share basis, net loss in the third quarter of 2005 was $0.18, compared with a diluted per share loss of $0.25 in the third quarter of 2004.
    Cash flow used for operating activities in the third quarter of 2005 was $69.1 million, compared with cash flow used for operating activities of $35.2 million in the third quarter of 2004. This increase included the anticipated working capital build associated with launching the brand initiatives later this year, as well as the slowdown during the quarter in North America shipments.

    Nine-Month Results

    Net sales in the first nine months of 2005 were $895 million, compared with net sales of $919 million in the first nine months of 2004. This performance included the impact of the aforementioned $32 million of incremental returns and allowances provisions taken in the current period, as well as the benefit of favorable foreign currency translation, which benefited the nine-month sales comparison by almost two percentage points. Also impacting the comparison in the nine-month period was a $10 million benefit in 2004 related to the prepayments of certain minimum royalties and a license renewal fee by licensees.
    In North America, net sales of $551 million for the first nine months of 2005 were down 9% versus net sales of $605 million in the same period last year. This performance included the impact of the aforementioned $32 million of incremental returns and allowances provisions in the 2005 period and the aforementioned $10 million licensing benefit in 2004. International net sales of $343 million in the first nine months of 2005 advanced approximately 9% versus net sales of $314 million in the year-ago period. Excluding the favorable impact of foreign currency translation, International net sales grew approximately 6% in the nine-month period.
    Operating loss in the first nine months of 2005 was $34.7 million, versus operating income of $16.3 million in the first nine months of 2004. Adjusted EBITDA in the first nine months of 2005 was $39.8 million, compared with Adjusted EBITDA of $93.9 million in the first nine months of 2004.
    Net loss in the nine-month period was $148.0 million, or $0.40 per diluted share, compared with a net loss in the first nine months of 2004 of $188.7 million, or $0.68 per diluted share. Net loss in the first nine months of 2005 and 2004 included expenses totaling approximately $9 million and $91 million, respectively, for the early extinguishment of debt associated with the Company's refinancing activities. Cash flow used for operating activities in the first nine months of 2005 was $115.9 million, compared with cash flow used for operating activities of $135.3 million in the first nine months of 2004.

    About Revlon

    Revlon is a worldwide cosmetics, skin care, fragrance, and personal care products company. The Company's vision is to deliver the promise of beauty through creating and developing the most consumer preferred brands. Websites featuring current product and promotional information can be reached at www.revlon.com and www.almay.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company's brands, which are sold worldwide, include Revlon(R), Almay(R), Ultima(R), Charlie(R), Flex(R), and Mitchum(R).



    Footnotes to Press Release

    (1) Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income/(loss), its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as net earnings before interest, taxes, depreciation, amortization, gains/losses on foreign currency transactions, gains/losses on the sale of assets, gains/losses on the early extinguishment of debt and miscellaneous expenses. In calculating Adjusted EBITDA, the Company excludes the effects of gains/losses on foreign currency transactions, gains/losses on the sale of assets, gains/losses on the early extinguishment of debt and miscellaneous expenses because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company's operating performance. The Company's management utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in accordance with GAAP.

The Company's management uses Adjusted EBITDA as an integral part of its reporting and planning processes and as one of the primary measures to, among other things --


    (i) monitor and evaluate the performance of the Company's business operations;

   (ii) facilitate management's internal comparisons of the Company's historical operating performance of its business operations;

  (iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;

   (iv) review and assess the operating performance of the Company's management team and as a measure in evaluating employee compensation and bonuses;

    (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and

   (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company's management believes that Adjusted EBITDA is useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by the Company's management. Additionally, the Company's management believes that Adjusted EBITDA provides useful information to investors about the performance of the Company's overall business because such measure eliminates the effects of unusual or other infrequent charges that are not directly attributable to the Company's underlying operating performance. Additionally, the Company's management believes that because it has historically provided Adjusted EBITDA in previous press releases, that including such non-GAAP measure in its earnings releases provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with GAAP financial measures, is a useful financial analysis tool, used by the Company's management as described above, that can assist investors in assessing the Company's financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income/(loss) prepared in accordance with GAAP. Other companies may define EBITDA differently. Also, while EBITDA is defined differently than Adjusted EBITDA for the Company's credit agreement, certain financial covenants in its borrowing arrangements are tied to similar measures. Adjusted EBITDA, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

    (2) All market share and consumption data is U.S. mass-market dollar volume according to ACNielsen (an independent research entity). ACNielsen data is an aggregate of the drug channel, Kmart, Target and Food and Combo stores, and excludes Wal-Mart and regional mass volume retailers. This data represents approximately two-thirds of the Company's U.S. mass-market dollar volume.

    (3) North America includes the United States and Canada.



    Forward-Looking Statements

    Statements made in this press release which are not historical facts, including statements about the Company's plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made, and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. In particular, the Company does not generally publish its strategic plans or make external projections of its anticipated financial position or results of operations or the type of forward-looking information regarding its strategic plans included in this press release, including anticipated changes in retail merchandising space, growth opportunities, Adjusted EBITDA, net sales, incremental returns and allowances and projected launch costs. Accordingly, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company does not intend to update or otherwise revise the forward-looking information regarding its strategic plans to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events. Further, the Company does not intend to update or revise the forward-looking information regarding its strategic plans to reflect changes in general economic, industry or cosmetics category conditions. Such forward-looking statements include, without limitation, the Company's expectations, plans and/or beliefs: (i) concerning its overall growth outlook, including that it will drive growth by leveraging its new product development capability to strengthen its important base franchises, that its brand initiatives will drive category growth and create sustainable value in the category and in the Company's business and that it will continue to invest appropriately behind the business to ensure its marketplace success; (ii) that it will gain approximately 25% in color cosmetics retail merchandising space in 2006; (iii) that the major brand initiatives will generate net sales of approximately $30 to $40 million for the full year of 2005, after the full-year impact of some $40 million of incremental provisions for returns and allowances associated with the launch of these initiatives; (iv) that the total upfront launch and related costs in 2005, including the $40 million of incremental provisions for returns and allowances, as well as accelerated amortization and other launch costs, will be approximately $75 million and that the 2005 related shipments of the two launches will significantly, but not fully, offset these costs; (v) that retailers are approaching inventory and working capital management with caution due, in part, to the recent decline in consumer confidence, which the Company believes is currently slowing shipment trends in North America, and that because of this, as well as its investment in the initiatives, the Company's Adjusted EBITDA for 2005 will be approximately $170 million; and (vi) that 2006 will prove to be a very good year for the Company, including strong growth in both sales and Adjusted EBITDA, supported by significant investment spending in 2006, and that the Company will benefit from its continuing actions to strengthen its existing franchises, bring exciting new products to the marketplace and achieve success of its two new major brand initiatives. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K/A for the year ended December 31, 2004, and the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that it files with the SEC during 2005 (which may be viewed on the SEC's website at http://www.sec.gov or on the Company's website at http://www.revloninc.com), as well as the following reasons: (i) difficulties, delays or higher than expected costs to generate the Company's anticipated growth, net sales and/or Adjusted EBITDA, including in 2005 and 2006 or beyond, such as due to less than anticipated net sales, higher than anticipated returns, less than anticipated shipments associated with the launch of the Company's brand initiatives, higher than expected expenses, less than anticipated retail customer or consumer acceptance of these initiatives, decreased sales of the Company's existing products as a result of the sale of products associated with these initiatives and/or competitive activities; (ii) difficulties or delays in securing the expected increase in color cosmetics retail merchandising space in 2006, such as due to less than anticipated retail customer or consumer acceptance of these initiatives; and (iii) actions by the Company's retail customers impacting the Company's financial performance, including in response to decreased consumer spending in response to weak economic conditions or weakness in the category, changes in consumer preferences, such as reduced consumer demand for the Company's color cosmetics and other current products, changes in consumer purchasing habits, including with respect to shopping channels, lower than expected retail customer acceptance or consumer acceptance of the Company's brand initiatives, decreased sales of the Company's existing products as a result of these initiatives, changes in the competitive environment, actions by the Company's customers, such as retailer inventory management, and actions by the Company's competitors, including business combinations, technological breakthroughs, new products offerings, promotional spending and marketing and promotional successes.


                     REVLON, INC. AND SUBSIDIARIES
       UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
             (dollars in millions, except per share data)



                      Three Months Ended        Nine Months Ended
                         September 30,            September 30,
                   ------------------------ -------------------------
                        2005        2004         2005         2004
                   ------------ ----------- ------------ ------------
Net sales         $      275.3 $     294.4 $      894.5 $      918.9
Cost of sales            117.0       117.9        350.1        353.4
                   ------------ ----------- ------------ ------------
  Gross profit           158.3       176.5        544.4        565.5
Selling, general
 and administrative
 expenses                190.6       177.9        577.6        549.2
Restructuring
 (benefit) costs
 and other, net            -           0.6          1.5          -
                   ------------ ----------- ------------ ------------

  Operating income
   (loss)                (32.3)       (2.0)       (34.7)        16.3
                   ------------ ----------- ------------ ------------

Other expenses
 (income):
  Interest expense        33.2        28.8         94.7        102.4
  Interest income         (1.4)       (1.3)        (4.8)        (3.4)
  Amortization of
   debt issuance
   costs                   1.8         1.7          5.1          6.8
  Foreign currency
   (gains) losses,
   net                    (2.7)       (1.2)        (1.4)         0.4
  Loss on early
   extinguishment of
   debt                    -          58.8          9.0         91.4
  Miscellaneous,
   net                    (0.1)       (0.1)         1.5          2.4
                   ------------ ----------- ------------ ------------
    Other expenses,
     net                  30.8        86.7        104.1        200.0
                   ------------ ----------- ------------ ------------

Loss before income
 taxes                   (63.1)      (88.7)      (138.8)      (183.7)

Provision for
 income taxes              2.3         2.9          9.2          5.0
                   ------------ ----------- ------------ ------------

Net loss          $      (65.4)$     (91.6)$     (148.0)$     (188.7)
                   ============ =========== ============ ============


Basic and diluted
 net loss per
 common share     $      (0.18)$     (0.25)$      (0.40)$      (0.68)
                   ============ =========== ============ ============

Weighted average
 number of common
 shares
 outstanding:
 Basic and diluted 371,464,864 370,117,944  370,948,937  277,863,756
                   =========== ============ ============ ============


                    REVLON, INC. AND SUBSIDIARIES
                CONSOLIDATED CONDENSED BALANCE SHEETS
                        (dollars in millions)

                                            September 30, December 31,
     ASSETS                                     2005          2004
                                            ------------- ------------
                                             (Unaudited)
Current assets:
   Cash and cash equivalents               $        77.7 $      120.8
   Trade receivables, net                          158.3        200.6
   Inventories                                     226.4        154.7
   Prepaid expenses and other                       72.8         69.7
                                            ------------- ------------
       Total current assets                        535.2        545.8
Property, plant and equipment, net                 116.0        118.7
Other assets                                       142.6        149.9
Goodwill, net                                      186.0        186.1
                                            ------------- ------------
       Total assets                        $       979.8 $    1,000.5
                                            ============= ============

     LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
   Short-term borrowings - third parties   $        40.4 $       36.6
   Current portion of long-term debt -
    third parties                                    -           10.5
   Accounts payable and overdraft                  111.4         95.2
   Accrued expenses and other                      297.8        283.2
                                            ------------- ------------
       Total current liabilities                   449.6        425.5
Long-term debt - third parties                   1,413.3      1,308.2
Other long-term liabilities                        285.5        286.7
Total stockholders' deficiency                  (1,168.6)    (1,019.9)
                                            ------------- ------------
       Total liabilities and stockholders'
        deficiency                         $       979.8 $    1,000.5
                                            ============= ============


                    REVLON, INC. AND SUBSIDIARIES
               UNAUDITED ADJUSTED EBITDA RECONCILIATION
                        (dollars in millions)


                                                Three Months Ended
                                                   September 30,
                                            --------------------------
                                                2005          2004
                                            ------------  ------------
                                                   (Unaudited)

Reconciliation to net loss:
-------------------------------------------

Net loss                                   $      (65.4) $      (91.6)

Interest expense, net                              31.8          27.5
Amortization of debt issuance costs                 1.8           1.7
Foreign currency (gains) losses, net               (2.7)         (1.2)
Loss on early extinguishment of debt                  -          58.8
Miscellaneous, net                                 (0.1)         (0.1)
Provision for income taxes                          2.3           2.9
Depreciation and amortization                      26.2          27.7

                                            ------------  ------------
Adjusted EBITDA                            $       (6.1) $       25.7
                                            ============  ============


                                                Nine Months Ended
                                                  September 30,
                                            --------------------------
                                                2005          2004
                                            ------------  ------------
                                                   (Unaudited)
Reconciliation to net loss:
-------------------------------------------

Net loss                                   $     (148.0) $     (188.7)

Interest expense, net                              89.9          99.0
Amortization of debt issuance costs                 5.1           6.8
Foreign currency (gains) losses, net               (1.4)          0.4
Loss on early extinguishment of debt                9.0          91.4
Miscellaneous, net                                  1.5           2.4
Provision for income taxes                          9.2           5.0
Depreciation and amortization                      74.5          77.6

                                            ------------  ------------
Adjusted EBITDA                            $       39.8  $       93.9
                                            ============  ============


                 REVLON, INC. AND SUBSIDIARIES
            UNAUDITED ADJUSTED EBITDA RECONCILIATION
                     (dollars in millions)

                  ALL AMOUNTS ARE APPROXIMATED

                                                     Forecasted
                                                        2005
                                                   -------------
                                                    (Unaudited)

      Reconciliation to net loss:
      --------------------------------------------

      Net loss                                    $         (84)

      Interest expense, net                                 123
      Amortization of debt issuance costs                     7
      Foreign currency (gains) losses, net                   (3)
      Loss on early extinguishment of debt                    9
      Miscellaneous, net                                      2
      Provision for income taxes                             13
      Depreciation and amortization                         104

                                                   -------------
      Adjusted EBITDA                             $         170
                                                   =============



      Please see the Company's Forward-Looking Statements Disclaimer regarding forward-looking statements set forth above and in this press release.

    CONTACT: Revlon, Inc.
             Investor Relations:
             Maria A. Sceppaguercio, 212-527-5230
             or
             Media:
             Scott Behles, 212-527-4718